EX-10.21
                           TERMINATION AGREEMENT

                       TERMINATION  AGREEMENT  BETWEEN
                  PLATFORMS WIRELESS INTERNATIONAL CORPORATION
                                    AND
                            FRANCOIS M. DRAPER

This Letter of Agreement shall govern the terms and conditions of Mr. Francois Draper's ("Draper") resignation from Platforms Wireless
International Corporation ("Platforms"), effective July 10th, 2001, as mutually agreed between Draper and Platforms.

Draper has completed a full year of employment with Platforms and has decided not to renew his option to continue on his contract for two
(2) additional years. After working on several international projects, he has decided to return to his home in Montreal after an absence of five years. At present, he is considering consultancy work for various Telecommunications Providers and Manufacturers. However, none of the new opportunities contemplated by Draper are in any way similar and/or competitive with the Platforms Airborne telecommunications ARC System.

ANNUAL BONUS -- Platforms hereby agrees to pay Draper's annual bonus for the fiscal year, June, 2000, to July, 2001, as per his Employment Contract, in the form of a car, a Mercedes Benz E320, 2000 model, which he is presently leasing. PWIC will continue to pay Draper's lease payments of $864.00 per month, until such time as PWIC is in a better financial position. At that time, Platforms will "buy out" the Mercedes lease agreement in its totality, including the lease residual. From that point forward, Mr. Draper will own the vehicle outright. A copy of the lease payment to Mercedes Benz financing will be submitted by Draper for Platform's records.

PAST DUE SALARY - Platforms hereby agrees to pay Draper, as per his Employment Contract, his monthly salary due for the months of May, June, and July, 2001, for a total of $45,000.00.

COMPANY EXPENSES - Platforms hereby agrees to pay Draper his accrued business-related expenses totaling $7,514.11. Expense reports for these charges have been submitted. In addition, the month of July payment for the vehicle, above, is $864.00, bringing the total expenses due to Draper to $ 8,378.11.

PAYMENTS TO DRAPER -- The above amounts due to Draper total $ 53,378.11. This total amount will be paid according to the following schedule:
one payment immediately upon execution of this Letter of Agreement, in the amount of $ 25,000.00, payable on July 18, 2001, represented by City National Bank check number 504; one payment in the amount of $28,378.11 payable on August 1, 2001, represented by City National
Bank check number 505. Draper hereby warrants that he will not cash the second check until August 1, 2001, following a call to Platforms CFO, Charles Nelson, to verify that Platforms can cover the check at that time. In no event will the cashing of the subject check be postponed beyond August 15, 2001.

PLFM STOCK TRANSACTIONS -- Platforms Wireless International Corporation Common Stock Transactions contemplated under this Agreement are as follows:

     KRISTINA DRAPER -- Platforms hereby agrees to issue Rule 144
     Opinion Letters, as required, to remove the Rule 144 Restriction Legend from Kristina Draper's 250,000 shares of Platforms common stock, immediately following the anniversary date of her employment with Platforms, that is November 28th, 2001.

     VALERIE DRAPER -- Platforms hereby agrees to issue Rule 144 Opinion Letters, as required, to remove the Rule 144 Restriction Legend from Valerie Draper's 75,000 shares of Platforms common stock immediately following the execution of this agreement.

     FRANCOIS DRAPER -- Platforms hereby agrees to issue Rule 144
     Opinion Letters, as required, to remove the Rule 144 Restriction Legend from 500,000 shares of Platforms common stock registered in the name of Francois Draper, on October 10, 2001.

     FRANCOIS DRAPER -- Platforms hereby agrees to issue Rule 144
     Opinion Letters, as required, to remove the Rule 144 Restriction Legend from 1,000,000 shares of Platforms common stock registered in the name of Francois Draper, on October 10, 2001.

     FRANCOIS DRAPER -- Platforms hereby agrees to issue Rule 144
     Opinion Letters, as required, to remove the Rule 144 Restriction Legend from 1,000,000 shares of Platforms common stock registered in the name of Francois Draper, on March 31, 2002.

     FRANCOIS DRAPER -- Platforms hereby agrees to issue Rule 144
     Opinion Letters, as required, to remove the Rule 144 Restriction Legend from 1,000,000 shares of Platforms common stock registered in the name of Francois Draper, on June 30, 2002.

Draper hereby warrants that he will promptly notify Platforms of his intention to sell any large blocks of Platforms stock, (100,000 shares, or more) to allow the Company the opportunity to purchase the stock, at the price on the date notified by Draper, or to private-place the stock with individual investors. If Draper elects to sell the stock on his own, he hereby warrants that he will do so prudently, within the limitations of SEC regulatory guidelines for Rule 144 Stock.

DOCUMENTS AND WORK PRODUCT RETURN WARRANTY -- Draper hereby represents and warrants to Platforms that all documents and work product related to his work at Platforms and on the ARC System will be retained by him for the exclusive purpose of providing consultative support to Platforms. All such documents and work product, while in possession of Draper, shall be maintained securely and confidentially by him, in compliance with the terms and conditions of the NDA, Non-compete, and Non-circumvent Agreement on file with Platforms. Upon conclusion of Draper's consultative assignment with Platforms, or upon written demand by the Company, Draper hereby agrees to forthwith return any and all materials and documents related to his work for Platforms, and/or related to the ARC System project.

TRANSITION SUPPORT AND NON-COMPETE, NON-CIRCUMVENT COVENANT -- In exchange for the considerations granted to Draper by Platforms under the terms and conditions of this Letter of Agreement, Draper agrees to: (i) cooperate with and support Platforms, on a reasonable basis, during the transition period after his departure, for a period of ninety
(90) days. Any support required by Platforms beyond a reasonable level of occasional support, shall be extended by Draper in accordance with the terms and conditions of a Platforms / Draper
Consultancy Agreement; (ii) authorize Platforms to continue the use of his name and photographs on the Company literature for a period of six months, following the effective date of this Agreement.
Furthermore, Draper agrees and represents and warrants to Platforms, that, in exchange for the considerations granted by Platforms to him under the terms and conditions of this Agreement, he will not become involved with, directly, indirectly, or in any consultative capacity, with any company involved or planning to become involved with the development, manufacturing, and/or marketing of any products or services that are similar and/or competitive to the existing
Platforms products, more specifically the ARC Airborne Cellular
Systems, for a period of TWELVE (12) MONTHS from the effective date of this Agreement.

CONSULTANCY AGREEMENT -- Draper agrees to develop and consider a "Consultancy Agreement," proposal to provide Platforms with the opportunity to use his services and maintain the continuity of his support, at industry-competitive consultative hourly rates.

NON-DISPARAGEMENT -- Draper and Platforms hereby agree to a mutual non-disparagement covenant, under which both Parties agree to refrain from making any derogatory or critical statements about each other, directly or indirectly, verbally or in written form.

FULL SETTLEMENT AND RELEASE COVENANT - This Agreement and the compliance with its terms and conditions fully settles and forever releases and discharges any and all claims between the Parties. Draper hereby asserts that the compliance with the terms and conditions set forth in this Agreement by Platforms fully settle, release, and forever discharge Platforms from all and any claims he may have against Platforms. Platforms hereby asserts that the compliance with the terms and conditions set forth in this Agreement by Draper fully settle, release, and forever discharge Draper from any and all claims Platforms may have against Draper.

REFERENCES -- Platforms agrees to provide Draper with excellent references, as required.

SEVERABILITY -- If any portion of this Agreement shall be determined to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining sections and portions of this Agreement shall, nevertheless, remain in full force and effect, with any such illegal, invalid or unenforceable portion being deemed deleted.

ASSIGNMENT -- Other than as provided herein, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party.

SURVIVAL -- The covenants, agreements, representations and warranties contained herein shall survive the closing of the transaction contemplated by this Agreement.

NOTICES -- All notices or other communications provided for herein shall be in writing and shall be deemed validly given, when delivered personally or sent by registered or express mail, postage prepaid, and, pending the designation of a different address, addressed as follows:

     (1)  If to Platforms
          Platforms Wireless International Corporation
          Mr.  Forrest Walworth Brown
          Vice President and Corporate Counsel
          8939 S. Sepulveda Boulevard - Suite 532
          Los Angeles, California 90045
          U.S.A

     (2)  If  to Draper
          Mr. Francois M. Draper
          P.O. Box # 11
          Beaconsfield, Quebec
          Canada,    H9W  5T6

     (3)  Service of Notice

          Service of any such notice so made by mail shall be deemed completed on the day of actual delivery as shown by the addressee's certification receipt or at the expiration of the third (3rd) day after the date of mailing, whichever is earlier in time. Any party hereto may, from time to time, by notice in writing to the other party hereto as aforesaid, designate a different mailing address or a different person to whom all such notices or demands are thereafter to be addressed.

GOVERNING LAW -- This Agreement shall be governed by, and enforced and interpreted in accordance with, the laws of the State of California which are applicable to contracts executed and performed in said State.

DESIGNATED FORUM FOR DISPUTE RESOLUTION -- Any litigation or other legal proceeding arising out of or related to this Agreement shall be instituted, maintained, heard and decided exclusively in any court of competent jurisdiction in Los Angeles County, California, and the parties hereto irrevocably submit to jurisdiction and venue in such county.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on July 18, 2001, effective as of July 10, 2001.

"PLATFORMS"

PLATFORMS WIRELESS INTERNATIONAL CORPORATION


By: /s/  William C. Martin
William C. Martin
Chairman & CEO


"DRAPER"

FRANCOIS DRAPER


/s/  Francois Draper
Francois Draper